Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION AT BANK OF AMERICA CONSUMER CONFERENCE

-ANNOUNCES PRELIMINARY SALES

AND THE REPURCHASE OF 6.1 MILLION SHARES-

RONKONKOMA, N.Y. — March 10, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Bank of America Consumer Conference in New York on Tuesday, March 11, 2008.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com on Tuesday, March 11, 2008 at 2:30 PM Eastern Time.

NBTY’s preliminary unaudited net sales results for the month of February 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF FEBRUARY

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$81	$79	3%

North American Retail	$17	$18	-9%

European Retail	$51	$50	3%

Direct Response / E-Commerce	$19	$13	49%

Total	$168	$160	5%

European Retail net sales in local currency increased 3% in February 2008.  North American Retail same store sales decreased 6% in February 2008.

NBTY’s preliminary unaudited net sales results for the two months January and February 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OF JANUARY AND FEBRUARY

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$164	$155	6%

North American Retail	$34	$37	-7%

European Retail	$107	$105	2%

Direct Response / E-Commerce	$41	$31	32%

Total	$346	$327	6%

European Retail net sales in local currency increased 2% for the two-month period of January and February 2008.  North American Retail same store sales decreased 4% for the two-month period.

Under an existing publicly announced authorization, in fiscal year 2008 NBTY repurchased a total of 6.1 million shares of its common stock.  The shares were purchased in October 2007 and February 2008.  In October 2007, 296,000 shares were repurchased for $11 million and in February 2008, 5.8 million shares were repurchased for $160 million.  Accordingly, the number of outstanding shares have been reduced from 67 million at September 30, 2007 to 61 million shares as of February 29, 2008.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.